As filed with the Securities and Exchange Commission on January 5, 2018
Registration No. 333-
UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-3

REGISTRATION STATEMENT
 UNDER
 THE SECURITIES ACT OF 1933

RIOT BLOCKCHAIN, INC.
(Exact name of registrant as specified in its charter)

Nevada	84-155337
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

202 6th Street, Suite 401
Castle Rock, CO 80104
(303) 794-2000
 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Jeffrey G. McGonegal
Chief Financial Officer
202 6th Street, Suite 401
Castle Rock, CO 80104
(303) 794-2000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:
Harvey Kesner, Esq.
Tara Guarneri-Ferrara, Esq.
Sichenzia Ross Ference Kesner LLP
1185 Avenue of the Americas, 37th Floor
New York, New York 10036
(212) 930-9700

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of " large accelerated filer ", "accelerated filer ", " smaller reporting company " and "emerging growth company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (do not check if smaller reporting company)	Smaller reporting company ☒	Emerging growth company ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered(1)	Proposed maximum offering price per share		Proposed maximum aggregate offering price	Amount of registration fee
Common stock, no par value per share	1,646,113	$24.07	(2)	$39,514,943	$4,919.61
Common stock, no par value per share, issuable upon exercise of warrants	1,646,113	$40.00		$65,844,520	$8,197.64

TOTAL	3,292,226	--		$105,359,463	$13,117.25

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also covers such additional shares as may hereafter be issued resulting from stock splits, stock dividends, recapitalizations or certain other capital adjustments.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended.  In accordance with Rule 457(c) of the Securities Act of 1933, as amended, the price shown is the average of the high and low sales prices of the Common Stock on January 4, 2018 as reported on The NASDAQ Capital Market.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities or accept an offer to buy these securities until the Securities and Exchange Commission declares our registration statement effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED January 5, 2018

PROSPECTUS

RIOT BLOCKCHAIN, INC.

1,646,113 Shares of Common Stock Offered by the Selling Stockholders
1,646,113 Shares of Common Stock Issuable Upon Exercise of Warrants Offered by the Selling Stockholders

This prospectus relates to the disposition from time to time of 3,292,226  shares of common stock, no par value per share (the "Common Stock"), which includes (i) 1,646,113 shares of Common Stock and (ii) 1,646,113 shares of Common Stock issuable upon the exercise of outstanding warrants held by the selling stockholders named in this prospectus.  We will not receive any of the proceeds from the sale of shares by the selling stockholders however we may receive proceeds from the exercise of the warrants to the extent such warrants are exercised on a "cash" basis.

The selling stockholders may sell the shares of Common Stock described in this prospectus in a number of different ways and at varying prices. We provide more information about how the selling stockholders may sell their shares of Common Stock in the section entitled "Plan of Distribution" on page 8. The selling stockholders will bear all commissions and discounts, if any, attributable to the sale or disposition of the shares, or interests therein. We will bear all costs, expenses and fees in connection with the registration of the shares. We will not be paying any underwriting discounts or commissions in this offering.

Our Common Stock is presently listed on The NASDAQ Capital Market under the symbol "RIOT."  On January 4, 2018 the last reported sale price of our Common Stock was $24.27.

Investing in our securities involves various risks.  See "Risk Factors" contained herein for more information on these risks.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of this prospectus or any accompanying prospectus supplement.  Any representation to the contrary is a criminal offense.

The date of this Prospectus is January 5, 2018.

Company References

In this prospectus, "Riot Blockchain," "the Company," "we," "us," and "our" refer to Riot Blockchain, Inc. (f/k/a: Bioptix, Inc.), a Nevada corporation, unless the context otherwise requires.

OUR BUSINESS
Blockchain Strategic Investments
In September 2017, pursuant to a subscription agreement, we purchased an approximate 10.9% ownership in goNumerical Ltd., a leading Canadian Blockchain company known as Coinsquare Ltd., one of Canada's leading exchanges for trading digital currencies.  In connection with the foregoing transaction, we also received warrants to purchase shares of Coinsquare's Common Stock, which would result in an additional 3.8% net ownership interest, if exercised in full.

On October 20, 2017, we acquired approximately 52% of Tess Inc., a private Ontario company which is developing blockchain solutions for telecommunications companies, in consideration for our payment of $320,000 and 75,000 shares of our Common Stock.  As a result, Tess, Inc. became our majority owned subsidiary.

On November 1, 2017, we acquired 100% of Kairos Global Technology, Inc. ("Kairos") in consideration for the issuance of 1,750,001 shares of our Series B Convertible Preferred Stock, which are convertible into an aggregate of 1,750,001 shares of our Common Stock, which we issued to the shareholders of Kairos. Kairos is the owner of certain new computer equipment and other assets used for the mining of cryptocurrency, specifically servers consisting of 700 AntMiner S9s and 500 AntMiner L3s, all manufactured by Bitmain.  Certain of the shareholders of Kairos also received a royalty to be paid from cash flow generated from operations, which shall entitle such shareholders to receive 40% of the gross profits generated on a monthly basis until they have received a total of $1,000,000, at which point the royalty is extinguished.

Business Strategy

The above referenced acquisitions, as well as our new name, reflect a new segment (in addition to veterinary and life science oriented businesses of the Company) being pursued by us.  The decision to invest in companies exposed to blockchain and digital currency related risks is a strategic decision by the Company.  Our strategy will be to continue to pursue opportunistic investments and controlling positions in these new and emerging technologies which will continue to expose us to the numerous risks and volatility associated with this sector.  We expect this volatility and uncertainty to continue both in terms of the acceptance or non-acceptance of blockchain transaction verification business models, as well as the value of blockchain cryptocurrency products and solutions.  The price of underlying digital currencies (referred to herein as "cryptocurrencies") have varied wildly in recent periods and may reflect "bubble" type volatility in the future, meaning that support for high prices may have little or no merit, may be subject to rapidly changing investor sentiment, and may be influenced by unknown factors such as technology challenges, regulatory uncertainty, fraudulent actors and media reporting.  We anticipate we will continue to increase our exposure to this industry through passive investment, majority owned or controlled investments, and organic expansion, but do not presently intend to invest in any manner that would result in us being required to register as an investment company, although the SEC, NASDAQ and other government or quasi-governmental agencies or authorities (in the United States or elsewhere) may adopt further regulations that require such registration or expose us to similar registration requirements that could increase costs, make such activities undesirable, or prohibited, and further regulate, impede, impose costs or outright prohibit some of the activities we are or may become involved with.  These factors are incapable of prediction and are out of our control.  Depending, in part, on the evolving nature of rules and regulations governing blockchain and cryptocurrency, our investments and these businesses may become worthless and the value of an investment in our securities could be volatile and potentially worthless.

Description of Coinsquare's Business

Coinsquare is a Canadian digital currency platform, enabling the buying and selling of various digital currencies, including Bitcoin, Bitcoin Cash, Ether, and Litecoin. Coinsquare's view is that each country requires a digital currency platform that is bound by existing and forthcoming regulation of each geographic location, and so has focused on building its platform, support and marketing expertise specifically in Canada. Their revenue model consists of charging fees on customer deposits, withdrawals, and transaction volume.  Coinsquare's mission is to provide an easy-to-use, cost-efficient, and trustworthy way to buy and sell digital assets.

Description of Tess, Inc.'s Business

Tess is in the early stages of developing its TESSPAY transaction settlement service.  The TESSPAY transaction settlement service aims to be first applied, by way of proof of concept, to the global telecommunications industry to settle cross border voice call minutes transferred between telecommunications carriers. The intention is for transactions between telecos to be effected under TESSPAY Smart Contracts using fixed value closed loop TESSPAY-Minute-Tokens. Miners who may operate and secure the blockchain semi-public ledgers in support of these transactions will be rewarded by receipt of TESSPAY-Minute-Tokens dispensed by TESSPAY for work done.

Following a potential entry into the global telecommunications industry, TESSPAY intends to proceed to develop blockchain based settlement solutions for component and sub-component cross border supply chains such as those embedded in commercial aircraft fabrication, automobile production, electronic device assembly, and the retail supply chain.

Description of Kairos Global Technology, Inc.'s Business

Kairos is in the early stages of developing and deploying technological assets for cryptocurrency mining.  Kairos is the owner of certain computer equipment and other assets used for the mining of cryptocurrency, specifically servers consisting of 700 AntMiner S9s and 500 AntMiner L3's, and manufactured by Bitmain.

Historical Operations

We hold an exclusive license agreement with Washington University ("WU") in St. Louis which granted us an exclusive license and right to sublicense its technology for veterinary products worldwide, subject to certain exceptions.  In July 2012, we granted Ceva Sante Animale S.A. ("Ceva") an exclusive royalty-bearing license to our intellectual property and other assets, relating to recombinant single chain reproductive hormone technology for use in non-human mammals.  This license includes a sublicense of the technology licensed to us by WU.  Ceva continues to advance development of the bovine rFSH product and cumulative cash payments received to date by us from Ceva have been approximately $2 million.

On February 25, 2016, we completed the sale of our corporate headquarters, land and building, to a third party at a purchase price of $4,053,000.  The sale generated approximately $1.8 million in net cash after expenses and mortgage payoffs. In addition to agreeing to the sale, we rented back space in the building under short-term lease agreements that provide storage space required for our current level of operations.

Through our wholly owned subsidiary, BiOptix Diagnostics, Inc. ("BDI"), which we acquired in September 2016, we have developed a proprietary Enhanced Surface Plasmon Resonance technology platform for the detection of molecular interactions.  We acquired a Surface Plasma Resonance (SPR) platform which seeks to combine high sensitivity with microarray detection capability to allow researchers to understand whether their target molecules have functionality against the disease targeted. SPR is an advanced and highly sensitive optical technology that can measure refractive index changes on a sensor chip's gold surface due to a change in mass that occurs during a binding event. This change can be used to monitor biological interactions such as the concentration of target molecules, kinetic rates and affinity constants.

BDI is a life science tools company that provides an affordable solution for drug discovery scientists who require label-free, real-time detection of bio-molecular interactions.  BDI manufactures, sells and services instruments and consumables to pharmaceutical researchers allowing them to develop new drugs faster than by using older technologies such as enzyme-linked immunosorbent assay or "ELISA". BDI was originally established with technology developed in conjunction with Dr. John L. "Jan" Hall, Adjoint Professor, JILA (University of Colorado), who shared the Nobel Prize for Physics in 2005 for his work on laser-based precision spectroscopy and the optical frequency comb technique. SPR is the core of the BDI products and intellectual property.  Dr. Hall, in conjunction with the scientists at BDI, created a common path interferometer that was commercialized to become the 404pi instrument.

When it was acquired by us in September 2016, BDI was in the initial stages of rolling out its first commercial product, the 404pi system.  BDI's initial revenue was generated in 2014 with first sales to customers including sales to leading academic researchers and biotech companies. BDI did not experience any significant seasonality to its business and provided normal terms to its customers, generally 30-60 days, net. Currently there is no back-log of orders.

Following the September 2016 acquisition of BDI, we began hiring sales, marketing and operational employees, adding a total of eight employees to the twelve hired in connection with the acquisition.

The BDI products include a reader instrument (404pi) and the consumable test products consisting of test chips (cassettes) and packaging.  The instrument is assembled in-house using primarily off the shelf parts and certain customized components.  Consumable test product components are manufactured at the BDI facility using certain sub-assemblies processed by third-party contractors. Raw materials and certain sub-components are acquired from a number of suppliers.

Effective January 14, 2017, the Company adopted a plan to exit the business of BDI and commenced a significant reduction in the workforce. The decision to adopt this plan was made following an evaluation by the Company's Board of Directors in January 2017, of the estimated results of operations projected during the near to mid-term period for BDI, including consideration of product development required and updated sales forecasts, and estimated additional cash resources required. Accordingly, the historical results of BDI have been classified as discontinued operations for all periods presented.  During the fourth quarter of 2017, all then remaining assets of BDI which at that point were not material, had been disposed of.

Following the decision to exit the BDI business, we have begun making investments in entities in the digital currency and blockchain sectors, while continuing to evaluate other potential strategic alternatives. We expect, in the near term, to establish further consider alternatives as we evaluate our next steps and strategic path forward with the goal of maximizing value for our stockholders.

Recent Events

Corporate Name Change:

On October 19, 2017, the Company changed its name to Riot Blockchain, Inc.

Cash Dividend:

On October 2, 2017, the Company's Board of Directors approved a cash dividend pursuant to which the holders of the Company's common stock and Series A Preferred Stock, would receive $1.00 for each share of Common Stock held, including each share of Common Stock that would be issuable upon conversion of the Series A Preferred Stock, on an as converted basis. The cash dividend totaled approximately $9,562,000 with a record date of the close of business on October 13, 2017 and payment date of October 18, 2017.

Tess Inc. Acquisition:

On October 20, 2017, the Company acquired approximately 52% of TESS which is developing blockchain solutions for telecommunications companies. Under the terms of the Purchase Agreement (the "Purchase Agreement") the Company invested cash of $320,000 and issued 75,000 shares of restricted Common Stock in exchange for 2,708,333 shares of common stock of TESS.  Accordingly, TESS became a majority-owned subsidiary of the Company.  In connection with the transaction, the Company and TESS entered into a registration rights agreement pursuant to which the Company agreed to file a registration statement within three months to register the resale of 25,000 shares (of 75,000 shares) of Common Stock issued to TESS. As of October 20, 2017 TESS has net tangible assets of approximately $10,000 and the Company expects that the purchase price will be allocated to intangible assets including in-process research and development and goodwill.

Kairos Global Technology, Inc. Acquisition:

On November 1, 2017, the Company entered into a share exchange agreement  with Kairos and on November 3, 2017, closed on the agreement and the shareholders of Kairos exchanged all outstanding shares of Kairos' common stock to the Company and the Company issued an aggregate of One Million Seven Hundred Fifty Thousand and One (1,750,001) newly-designated shares of Series B Convertible Preferred Stock (the "Series B Preferred Stock") which are convertible into an aggregate of One Million Seven Hundred Fifty Thousand and One (1,750,001) shares of the Company's Common Stock to such shareholders. The shareholders of Kairos also will receive a royalty to be paid from cash flow generated from operations, which shall entitle such shareholders to receive 40% of the gross profits generated on a monthly basis until they have received a total of $1,000,000, at which point the royalty is extinguished. Karios is the owner of certain computer equipment and other assets used for the mining of cryptocurrency, specifically servers consisting of 700 AntMiner S9s and 500 AntMiner L3s, all manufactured by Bitmain.

Private Placement:

On December 19, 2017, the Company accepted subscriptions for the sale of $37,000,000 of units of its securities, with each unit consisting of one share of Common Stock and one warrant to purchase one share of Common Stock, at a per unit price of $22.50.  On December 21, 2017, the Company accepted subscriptions for an additional $37,528 of units.  On December 21, 2017, the Company closed on the sale of $37,037,528 of units of its securities and issued 1,646,113 shares of Common Stock and warrants to purchase up to 1,646,113 shares of Common Stock.

Company Information

We were incorporated on July 24, 2000 in the state of Colorado under the name "AspenBio, Inc.", which was subsequently changed to AspenBio Pharma, Inc.  In December 2012, we changed our name to "Venaxis, Inc." and in 2016, in connection with our acquisition of BiOptix Diagnostics, Inc., we changed our name to "Bioptix, Inc." and as of October 19, 2017 we changed our name to Riot Blockchain, Inc.  In September 2017, we changed our state of incorporation to Nevada from Colorado.  Our principal executive offices are located at 202 6th Street, Suite 401, Castle Rock, CO 80104 and our telephone number is (303) 794-2000. Our website address is www.riotblockchain.com. The information contained on, or accessible through, our website is not part of this prospectus or any prospectus supplement.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before making an investment decision, you should carefully consider the risks, uncertainties and forward-looking statements described under "Risk Factors" in Item 1A of our most recent Form 10-Q for the period ended September 30, 2017 filed with the Securities and Exchange Commission (the "SEC") on November 13, 2017 and in Item 1A of our most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2016 filed with the SEC on March 31, 2017, as amended as of April 27, 2017 and August 15, 2017, as well as information incorporated by reference into this prospectus. If any of these risks were to occur, our business, financial condition or results of operations would likely suffer. In that event, the value of our securities could decline, and you could lose part or all of your investment. The risks and uncertainties we describe are not the only ones facing us. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. In addition, our past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results in the future.  See "Forward-Looking Statements" below.

FORWARD-LOOKING STATEMENTS

This prospectus, including the documents that we incorporate by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Exchange Act. Such forward-looking statements include those that express plans, anticipation, intent, contingency, goals, targets or future development and/or otherwise are not statements of historical fact. These forward-looking statements are based on our current expectations and projections about future events and they are subject to risks and uncertainties known and unknown that could cause actual results and developments to differ materially from those expressed or implied in such statements.

In some cases, you can identify forward-looking statements by terminology, such as "expects," "anticipates," "intends," "estimates," "plans," "believes," "seeks," "may," "should", "could" or the negative of such terms or other similar expressions. Accordingly, these statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this prospectus.

You should read this prospectus and the documents that we reference herein and therein and have filed as exhibits to the registration statement, of which this prospectus is part, completely and with the understanding that our actual future results may be materially different from what we expect. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus or such prospectus supplement only. Because the risk factors referred to above, as well as the risk factors incorporated herein by reference, could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of the information presented in this prospectus and any accompanying prospectus supplement, and particularly our forward-looking statements, by these cautionary statements.

USE OF PROCEEDS

The net proceeds from any disposition of the shares covered hereby would be received by the selling stockholders. We will not receive any of the proceeds from the sale of our Common Stock by the selling stockholders other than the net proceeds of any warrants exercised for cash.

DESCRIPTION OF TRANSACTIONS

On December 19, 2017, we entered into agreements to sell $37,037,528 units of our securities (the "Units") pursuant to separate purchase agreements (the "Securities Purchase Agreements") with accredited investors (the "Investors"), at a purchase price of $22.50 per Unit.  Each Unit consists of one share of our Common Stock, and a three year warrant (the "Warrants") to purchase one share of Common Stock, at an exercise price of $40.00 per share (such sale and issuance, the "Private Placement").  The closing of the Private Placement occurred on December 21, 2017

The Warrants are exercisable, at any time on or after the sixth month anniversary of the closing date of the Private Placement, at a price of $40.00 per share, subject to adjustment, and expire three years therefrom. The holders may, subject to certain limitations, exercise the Warrants on a cashless basis. We are prohibited from effecting an exercise of any Warrant to the extent that, as a result of any such exercise, the holder would beneficially own more than 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon exercise of such Warrant.

The offering was made pursuant to an exemption from registration under Section 4(a)(2) of the Securities Act of 1933, as amended (the "Securities Act") and/or pursuant to Rule 903 of Regulation S promulgated under the Securities Act.

 SELLING STOCKHOLDERS

This prospectus relates to the sale or other disposition of up to 3,292,226 shares of our Common Stock by the selling stockholders named below, and their donees, pledgees, transferees or other successors-in-interest selling shares of Common Stock or interests in shares of Common Stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, which includes:

(i)	1,646,113 shares of Common Stock; and
(ii)	1,646,113 shares of Common Stock issuable upon the exercise of outstanding warrants.

The following table, based upon information currently known by us, sets forth as of December 28, 2017, (i) the number of shares held of record or beneficially by the selling stockholders as of such date (as determined below) and (ii) the number of shares that may be sold or otherwise disposed of under this prospectus by each selling stockholder. Percentage ownership is based on 11,622,112 shares of Common Stock outstanding as of January 4, 2018, plus securities deemed to be outstanding with respect to individual stockholders pursuant to Rule 13d-3(d)(1) under the Exchange Act. Beneficial ownership includes shares of Common Stock plus any securities held by the holder exercisable for or convertible into shares of Common Stock within 60 days after January 4, 2018, in accordance with Rule 13d-3(d)(1) under the Exchange Act. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the selling stockholder named below. We do not know when or in what amounts a selling stockholder may sell or otherwise dispose of the shares of Common Stock covered hereby.

The selling stockholders may not sell or otherwise dispose of any or all of the shares offered by this prospectus and may sell or otherwise dispose of shares covered hereby in transactions exempt from the registration requirements of the Securities Act. Because the selling stockholders may sell or otherwise dispose of some, all or none of the shares covered hereby, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of the shares that will be held by the selling stockholders after completion of the offering. However, for purposes of the following table, we have assumed that all of the shares covered hereby are sold by the selling stockholders pursuant to this prospectus.

None of the selling stockholders has held any position or office, or has otherwise had a material relationship, with us or any of our subsidiaries within the past three years other than as a result of the ownership of our shares or other securities. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of Common Stock, except to the extent authority is shared by their spouses under applicable law. Unless otherwise ndicated below, to our knowledge, no persons named in the table are a broker-dealer or affiliate of a broker-dealer.  Unless otherwise indicated, all addresses are c/o Riot Blockchain, Inc., 202 6th Street, Suite 401, Castle Rock, CO 80104.

Name of Selling Stockholder	Number of Shares of Common Stock Beneficially Owned Before this Offering		Percentage of Common Stock Beneficially Owned Before this Offering**	Shares of Common Stock Offered in this Offering		Shares of Common Stock Beneficially Owned After this Offering		Percentage of Common Stock Beneficially Owned After this Offering**

2330573 Ontario Inc.	96,444	(1)	*	88,888	(33)	52,000		*
Acquisition Group Limited	135,556	(2)	1.16%	71,112	(33)	100,000	(34)	*
Armand Reale	4,000	(3)	*	8,000	(33)	-		*
Catherine DeFrancesco ITF Ava Defrancesco	22,911	(4)	*	7,112	(33)	19,355	(35)	*
Catherine DeFrancesco ITF Devlin DeFrancesco	22,911	(5)	*	7,112	(33)	19,355	(36)	*
Catherine DeFrancesco ITF Lachlan Defrancesco	22,911	(6)	*	7,112	(33)	19,355	(37)	*
Catherine DeFrancesco ITF Summer Defrancesco	22,911	(7)	*	7,112	(33)	19,355	(38)	*
Clara Serruya	266,667	(8)	2.29%	533,334	(33)	-		*
DeFrancesco Motorsports Inc.	5,333	(9)	*	10,666	(33)	-		*
Delavaco Holdings Inc.	10,667	(10)	*	21,334	(33)	-		*
Eduardo Vivas	6,667	(11)	*	13,334	(33)	-		*
First Canadian Insurance Corp	14,000	(12)	*	28,000	(33)	-		*
Glass Investments LP	13,444	(13)	*	26,888	(33)	-		*
Grander Holdings, Inc. 401K	217,733	(14)	1.86%	266,666	(33)	84,400	(39)	*
GRQ Consultants, Inc.	22,222	(15)	*	44,444	(33)	-		*
GT Capital Inc	29,436	(16)	*	26,666	(33)	16,103	(40)	*
Hudson Bay Master Fund Ltd	333,334	(17)	2.87%	666,668	(33)	-		*
Interward Capital Corp.	4,000	(18)	*	8,000	(33)	-		*
Intracoastal Capital LLC	133,334	(19)	1.15%	266,668	(33)	-		*
LDIC Inc. ITF McGilligan Barry Investments Ltd.	11,100	(20)	*	22,200	(33)	-		*
Marcandy Investments Corp.	5,333	(21)	*	10,666	(33)	-		*
Monroe Capital, LLC	22,000	(22)	*	44,000	(33)	-		*
Melechdavid Inc.	131,945	(23)	1.13%	88,890	(33)	87,500	(41)	*
Michael Ference	4,444	(24)	*	8,888	(33)	-		*
Millennium Insurance Corp.	7,000	(25)	*	14,000	(33)	-		*
MMCAP International Inc. SPC	366,667	(26)	3.15%	733,334	(33)	-		*
Namaste Gorgie, Inc.	42,927	(27)	*	21,334	(33)	32,260	(42)	*
Northurst, Inc.	589,317	(28)	4.99%	177,778	(33)	593,996	(43)	4.99%
Paradox Capital Partners LLC	4,444	(29)	*	8,888	(33)	-		*
Rockhaven Holdings Ltd.	6,000	(30)	*	12,000	(33)	-		*
Sunnybrook Preemie Investments Inc.	11,666	(31)	*	23,332	(33)	-		*
York Plains Investment Corp.	8,900	(32)	*	17,800	(33)	-		*

*    Less than 1%.
**  Based on 11,622,112 shares of Common Stock outstanding as of January 4, 2018.

(1)
Represents 96,444 shares of Common Stock. Jason Theofilos is the President of 2330573 Ontario Inc. In such capacity he has voting and dispositive control over the securities held by such entity. The address for this selling stockholder is 120 East Beaver Creek Road, Suite 200, Richmond Hill, Ontario, L4B 4V1, Canada.

(2)
Represents (i) 115,556 shares of Common Stock and (ii) 20,000 shares of Common Stock issuable upon exercise of outstanding warrants. Adam Arviv is the President of Acquisition Group Limited. In such capacity he has voting and dispositive control over the securities held by such entity. The address for this selling stockholder is 118 Yorkville Ave, Suite 604, Toronto, Ontario M5RIC2.

(3)	Represents 4,000 shares of Common Stock. The address for this selling stockholder is 85 Vickers Rd Toronto, ON M9B 1C1.
(4)
Represents (i) 3,556 shares of Common Stock and (ii) 19,355 shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock outstanding.  The address for this selling stockholder is 366 Bay St., #200, Toronto ON M5H 4B2.

(5)
Represents (i) 3,556 shares of Common Stock and (ii) 19,355 shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock outstanding.  The address for this selling stockholder is 366 Bay St., #200, Toronto ON M5H 4B2.

(6)
Represents (i) 3,556 shares of Common Stock and (ii) 19,355 shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock outstanding.  The address for this selling stockholder is366 Bay St., #200, Toronto ON M5H 4B2.

(7)
Represents (i) 3,556 shares of Common Stock and (ii) 19,355 shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock outstanding.  The address for this selling stockholder is366 Bay St., #200, Toronto ON M5H 4B2.

(8)	Represents 266,667 shares of Common Stock. The address for this selling stockholder is210 Shields Crt , Markham, ONT L3R-8V2.
(9)
Represents 5,333 shares of Common Stock. Catherine DeFrancesco is the President of DeFrancesco Motor Sports Inc. In such capacity she has voting and dispositive control over the securities held by such entity. The address for this selling stockholder is 366 Bay St., #200, Toronto, Ontario M5H 4B2.

(10)
Represents 10,667 shares of Common Stock. Catherine DeFrancesco is the President of Delavaco Holdings Inc. In such capacity she has voting and dispositive control over the securities held by such entity.  The address for this selling stockholder is 366 Bay St., #200, Toronto ON M5H 4B2.

(11)	Represents 6,667 shares of Common Stock. The address for this selling stockholder is 341 Fibert Street, San Francisco, CA 94133.
(12)
Represents 14,000 shares of Common Stock. Marc Sontrop is the President of First Canadian Insurance Corp. In such capacity he has voting and dispositive control over the securities held by such entity. The address for this selling stockholder is 320 Sioux Rd., Sherwood Park, AB T8A 3X6.

(13)
Represents 13,444 shares of Common Stock. Marc Sontrop is the President of Glass Investments LP. In such capacity he has voting and dispositive control over the securities held by such entity.  The address for this selling stockholder is PO Box 212 St. Martins House Le Bordage, St Peters Port Guernsey, Channel Islands GYI 4UE.

(14)
Represents (i) 142,733 shares of Common Stock and (ii) 75,000 shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock outstanding. Michael Brauser is the Trustee of Grander Holdings, Inc 401K. In such capacity he has voting and dispositive control over the securities held by such entity. The address for this selling stockholder is 2650 N. Military Trail, Suite 300, Boca Raton, FL 33431. The address for this selling stockholder is 2650 N. Military Trail, Suite 300, Boca Raton, FL 33431.

(15)
Represents 22,222 shares of Common Stock.  Barry Honig is the trustee of GRQ Consultants, Inc. In such capacity he has voting and dispositive power over the securities held by such entity. The address for this selling stockholder is 555 S. Federal Highway, #450, Boca Raton, FL 33432.

(16)
Represents (i) 5,333 shares of Common Stock and (ii) 16,103 shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock outstanding. Andrea DeFrancesco is the President of GT Capital Inc. In such capacity she has voting and dispositive control over the securities held by such entity. The address for this selling stockholder is 366 Bay St., #200, Toronto, Ontario M5H 4B2.

(17)
Represents 333,334 shares of Common Stock. Scott Black is the CCO of Hudson Bay Master Fund Ltd. In such capacity he has voting and dispositive control over the securities held by such entity. The address for this selling stockholder is 777 Third Avenue, 30th Floor, New York, NY 10017.

(18)
Represents 4,000 shares of Common Stock. Marc Sontrop is the Director of Interward Capital Corp. In such capacity he has voting and dispositive control over the securities held by such entity.  The address for this selling stockholder is 7 Saint Thomas St., Suite 802, Toronto, ON M5S 2B7.

(19)
Represents 133,334 shares of Common Stock. Keith Goodman is the Authorized Signatory of Intracoastal Capital LLC. In such capacity he has voting and dispositive control over the securities held by such entity. The address for this selling stockholder is 2211A Lakeside Drive, Bannockburn, IL 60015.

(20)
Represents 11,100 shares of Common Stock. Michael Decter is the CIO, Principal of LDIC Inc. ITF McGilligan Barry Investments Ltd. In such capacity he has voting and dispositive control over the securities held by such entity.  The address for this selling stockholder is 130 King St., W., Suite 2130, Toronto, ON M5X 1E2.

(21)
Represents 5,333 shares of Common Stock. Catherine DeFrancesco is the President of Marcandy Investments Corp. In such capacity she has voting and dispositive control over the securities held by such entity. The address for this selling stockholder is 366 Bay St., #200, Toronto, Ontario M5H 4B2.

(22)
Represents 22,000 shares of Common Stock. Mark B. Fisher is the Managing Member of Monroe Capital, LLC. In such capacity he has voting and dispositive control over the securities held by such entity. The address for this selling stockholder is 301 W 41st Street, Suite 300, Miami Beach, FL 33140.

(23)
Represents (i) 44,445 shares of Common Stock, (ii) 87,500 shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock outstanding. Mark Groussman is the President of Melechdavid Inc. In such capacity he has voting and dispositive control over the securities held by such entity. The address for this selling stockholder is 5154 La Gorce Drive, Miami Beach, FL 33140.

(24)	Represents 4,444 shares of Common Stock. The address for this selling stockholder is 8 John St., Demarest, NJ 07627.
(25)
Represents 7,000 shares of Common Stock. Marc Sontrop is the President of Millennium Insuance Corp. In such capacity he has voting and dispositive control over the securities held by such entity.  The address for this selling stockholder is 320 Sioux Rd., Sherwood Park, AB T8A 3X6.

(26)
Represents 366,667 shares of Common Stock. Mathew Maclsaac is the Director of MMCAP International Inc. SPC. In such capacity he has voting and dispositive control over the securities held by such entity. The address for this selling stockholder is George Town Financial Centre, 90 Fort St., Grand Cayman Islands KY1-1104.

(27)
Represents (i) 10,667 shares of Common Stock and (ii) 32,260 shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock outstanding. Catherine DeFrancesco is the President of Namaste Gorgie Inc. In such capacity she has voting and dispositive control over the securities held by such entity. The address for this selling stockholder is 366 Bay St., #200, Toronto, Ontario M5H 4B2.

(28)
Represents (i) 388,889 shares of Common Stock, (ii) 100,000 shares of Common Stock issuable upon exercise of outstanding warrants and (ii) 100,428 shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock outstanding. Does not include 399,572 shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock outstanding. The Series B Preferred Stock contains a 4.99% beneficial ownership blocker. Jake Malczewski is the Controlling Shareholder of Northurst Inc.  In such capacity he has voting and dispositive control over the securities held by such entity. The address for this selling stockholder is 118 Cragmore Ave, Pointe-Claire, Quebec H9R 5M1.

(29)
Represents 4,444 shares of Common Stock. Harvey Kesner is the Manager of Paradox Capital Partners LLC. In such capacity he has voting and dispositive control over the securities held by such entity. The address for this selling stockholder is 1151 N. Ft Lauderdale Beach Blvd., 14D, Ft. Lauderdale, FL 33304.

(30)
Represents 6,000 shares of Common Stock. Marc Sontrop is the Director of Rockhaven Holdings Ltd. In such capacity he has voting and dispositive control over the securities held by such entity.  The address for this selling stockholder is 7 Saint Thomas St., Suite 802, Toronto, ON M5S 2B7.

(31)
Represents 11,666 shares of Common Stock. Carmela DeFrancesco is the President of Sunnybrook Preemie Investments Inc. In such capacity she has voting and dispositive control over the securities held by such entity. The address for this selling stockholder is 366 Bay St., #200, Toronto, Ontario M5H 4B2.

(32)
Represents 8,900 shares of Common Stock. Shawn Dym is the Managing Director of York Plains Investment Corp. In such capacity he has voting and dispositive control over the securities held by such entity.  The address for this selling stockholder is 25 Sheppard Ave. W., Toronto, ON M2N 6S6.

(33)
Of the shares of Common Stock offered in this offering, 50% of total shares represent shares of Common Stock and 50% represent shares of Common Stock issuable upon exercise of outstanding warrants ("Warrants").  The Warrants to purchase one share of Common Stock, expire after three years, at an exercise price of $40.00 per share and are not exercisable until six months following their issuance.

(34)	Represents (i) 80,000 shares of Common Stock and (ii) 20,000 shares of Common Stock issuable upon exercise of outstanding warrants.
(35)	Represents 19,355 shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock outstanding.
(36)	Represents 19,355 shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock outstanding.
(37)	Represents 19,355 shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock outstanding.
(38)	Represents 19,355 shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock outstanding.
(39)	Represents (i) 9,400 shares of Common Stock and (ii) 75,000 shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock outstanding.
(40)	Represents 16,103 shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock outstanding.
(41)	Represents 87,500 shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock outstanding.
(42)	Represents 32,260 shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock outstanding.
(43)
Represents (i) 300,000 shares of Common Stock, (ii) 100,000 shares of Common Stock issuable upon exercise of outstanding warrants and (ii) 193,996 shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock outstanding. Does not include 306,004 shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock outstanding. The Series B Preferred Stock contains a 4.99% beneficial ownership blocker.

PLAN OF DISTRIBUTION

Each selling stockholder of the Common Stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on The NASDAQ Capital Market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the Common Stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Common Stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of the Common Stock short and deliver these securities to close out their short positions, or loan or pledge the Common Stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933, as amended. Each selling stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Common Stock.
We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933, as amended.

Because selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, they will be subject to the prospectus delivery requirements of the Securities Act of 1933, as amended, including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act of 1933, as amended may be sold under Rule 144 rather than under this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling stockholders without registration and without the requirement to be in compliance with Rule 144(c)(1) and otherwise without restriction or limitation pursuant to Rule 144 or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the Common Stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act of 1933, as amended).

DESCRIPTION OF CAPITAL STOCK

General

The following description of our capital stock summarizes the material terms and provisions of our Common Stock. For the complete terms of our Common Stock, please refer to our Articles of Incorporation and our Bylaws that are incorporated by reference into the registration statement of which this prospectus is a part or may be incorporated by reference in this prospectus. The terms of these securities may also be affected by the Nevada Revised Statutes. The summary below is qualified in its entirety by reference to our amended and restated Articles of Incorporation and our amended and restated Bylaws.

As of the date of this prospectus, our authorized capital stock consisted of 170,000,000 shares of Common Stock, no par value per share, and 15,000,000 shares of preferred stock, no par value per share. Our Board of Directors may establish the rights and preferences of the preferred stock from time to time. As of the date of this prospectus, there were 11,622,112 shares of our Common Stock issued and outstanding and 1,458,001 shares of preferred stock were issued and outstanding, convertible into 1,458,001 shares of Common Stock.

Common Stock

Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders, except that in the election of directors each shareholder shall have as many votes for each share held by him, her or it as there are directors to be elected and for whose election the shareholder has a right to vote.  Cumulative voting is not permitted. Generally, all matters to be voted on by shareholders must be approved by a majority, or, in the case of the election of directors, by a plurality, of the votes cast at a meeting at which a quorum is present.  Holders of outstanding shares of our Common Stock are entitled to those dividends declared by the Board of Directors out of legally available funds, and, in the event of our liquidation, dissolution or winding up of our affairs, holders are entitled to receive ratably our net assets available to the shareholders.  Holders of our outstanding Common Stock have no preemptive, conversion or redemption rights.  All of the issued and outstanding shares of our Common Stock are, and all unissued shares of our Common Stock, when offered and sold will be, duly authorized, validly issued, fully paid and nonassessable.  To the extent that additional shares of our Common Stock may be issued in the future, the relative interests of the then existing shareholders may be diluted.

Preferred Stock

Pursuant to our articles of incorporation, our board of directors has the authority, without further action by the stockholders, to issue up to 15,000,000 shares of preferred stock, in one or more series. Our board shall determine the rights, preferences, privileges and restrictions of the preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of any series. The issuance of preferred stock could adversely affect the voting power, conversion or other rights of holders of Common Stock. Preferred stock could be issued quickly with terms calculated to delay or prevent a change in control of our company or make removal of our management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of our Common Stock.

Series B Convertible Preferred Stock ("Series B Preferred Stock")

On November 3, 2017, we designated 1,750,001 shares of preferred stock as "0% Series B Convertible Preferred Stock" in connection with the filing of the Certificate of Designation with the Secretary of State of the State of Nevada. The shares of Series B Preferred Stock are convertible into shares of Common Stock based on a conversion calculation equal to the stated value of the Series B Preferred Stock, plus all accrued and unpaid dividends, if any, on such Series B Preferred Stock, as of such date of determination, divided by the conversion price. The stated value of each share of Series B Preferred Stock is $6.80 and the initial conversion price is $6.80 per share, each subject to adjustment for stock splits, stock dividends, recapitalizations, combinations, subdivisions or other similar events.

The holders of Series B Preferred Stock are entitled to receive dividends if and when declared by our Board of Directors. The Series B Preferred Stock will participate on an "as converted" basis, with all dividends declared on the Company's Common Stock. Such dividends will be paid by the Company out of funds legally available therefor, payable, subject to the conditions and other terms hereof, in cash on the stated value of such Series B Preferred Stock.

We are prohibited from effecting a conversion of the Series B Preferred Stock to the extent that, as a result of such conversion, the holder would beneficially own more than 4.99% percent of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of shares of common stock upon conversion of the Series B Preferred Stock, which beneficial ownership limitation may be increased by the holder up to, but not exceeding, 9.99% percent. The Series B Preferred Stock contain no voting rights.

The Series B Preferred Stock contains a blocker pursuant to which, if we have not obtained the approval of our shareholders in accordance with NASDAQ Listing Rule 5635(d), then we may not issue upon conversion of the Series B Preferred Stock a number of shares of common stock, which, when aggregated with any other shares of Common Stock  underlying the Series B Preferred Stock issued pursuant to the Agreement would exceed 19.99% of the shares of Common Stock issued and outstanding as of the date of the Agreement, subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the Common Stock.

As of the date of this prospectus, there are 1,458,001 shares of Series B Convertible Preferred Stock outstanding, convertible into 1,458,001 shares of Common Stock.

Warrants
December Warrants

On December 21, 2017, we issued to the Investors, warrants to purchase an aggregate of 1,646,113 shares of Common Stock.

The Warrants are exercisable, at any time on or after the sixth month anniversary of the closing date of the Private Placement, at a price of $40.00 per share, subject to adjustment, and expire three years therefrom. The holders may, subject to certain limitations, exercise the Warrants on a cashless basis. We are prohibited from effecting an exercise of any Warrant to the extent that, as a result of any such exercise, the holder would beneficially own more than 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon exercise of such Warrant.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Corporate Stock Transfer, Inc., Denver, Colorado.

LEGAL MATTERS

The validity of the issuance of the securities offered hereby will be passed upon for us by counsel. Additional legal matters may be passed upon for us or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The consolidated balance sheet of Riot Blockchain, Inc., (formerly - Bioptix, Inc.) and Subsidiary, as of December 31, 2016, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended, have been audited by EisnerAmper LLP, independent registered public accounting firm, as stated in their report which is incorporated herein by reference, which report includes an explanatory paragraph relating to auditing the adjustments to the 2015 financial statements to retrospectively reflect the reverse stock split.  Such financial statements have been incorporated herein by reference in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

The audited financial statements, incorporated herein by reference, for the year ended December 31, 2015 have been audited by GHP Horwath, P.C. ("GHP"), independent registered public accounting firm, for the period and to the extent set forth in their report.  Their report includes an explanatory paragraph relating to the effects of the adjustments to retroactively apply the impact of the reverse stock split to the December 31, 2015 financial statements. Such financial statements have been so incorporated in reliance upon the report of such firm given upon the firm's authority as an expert in auditing and accounting.

Effective January 1, 2017, the partners and employees of GHP joined another independent registered public accounting firm.  As of January 13, 2017, the client-auditor relationship between us and GHP ceased.  On February 3, 2017, our Board of Directors appointed EisnerAmper LLP as our independent registered public accounting firm.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus constitutes a part of a registration statement on Form S-3 filed under the Securities Act.  As permitted by the SEC's rules, this prospectus and any prospectus supplement, which form a part of the registration statement, do not contain all the information that is included in the registration statement.  You will find additional information about us in the registration statement.  Any statements made in this prospectus or any prospectus supplement concerning legal documents are not necessarily complete and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter.

We file annual, quarterly and current reports, proxy statements and other information with the SEC.  You may read, without charge, and copy the documents we file at the SEC's public reference rooms in Washington, D.C. at 100 F Street, NE, Room 1580, Washington, DC 20549, or in New York, New York and Chicago, Illinois.  You can request copies of these documents by writing to the SEC and paying a fee for the copying cost.  Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.  Our SEC filings are also available to the public at no cost from the SEC's website at http://www.sec.gov.  In addition, we make available on or through our Internet site copies of these reports as soon as reasonably practicable after we electronically file or furnish them to the SEC. Our Internet site can be found at www.riotblockchain.com.

INCORPORATION OF DOCUMENTS BY REFERENCE

We have filed a registration statement on Form S-3 with the Securities and Exchange Commission under the Securities Act. This prospectus is part of the registration statement but the registration statement includes and incorporates by reference additional information and exhibits. The Securities and Exchange Commission permits us to "incorporate by reference" the information contained in documents we file with the Securities and Exchange Commission, which means that we can disclose important information to you by referring you to those documents rather than by including them in this prospectus. Information that is incorporated by reference is considered to be part of this prospectus and you should read it with the same care that you read this prospectus. Information that we file later with the Securities and Exchange Commission will automatically update and supersede the information that is either contained, or incorporated by reference, in this prospectus, and will be considered to be a part of this prospectus from the date those documents are filed. We have filed with the Securities and Exchange Commission, and incorporate by reference in this prospectus:

•	Annual Report on Form 10-K for the year ended December 31, 2016 filed on March 31, 2017 and the Annual Reports on Form 10-K/A filed on April 27, 2017 and August 15, 2017.

•	Quarterly Reports on Form 10-Q filed on May 15, 2017, August 11, 2017 and November 13, 2017;

•	Definitive Proxy Statements 14A or A14A filed on July 10, 2017, July 14, 2017 and December 12, 2017; and

•
Current Reports on Form 8-K or Form 8-K/A (excluding any reports or portions thereof that are deemed to be furnished and not filed) filed on January 6, 2017, January 11, 2017, January 20, 2017, January 20, 2017, February 8, 2017, February 9, 2017, February 9, 2017, March 16, 2017, March 17, 2017, April 7, 2017, April 13, 2017, May 8, 2017, May 18, 2017, May 25, 2017, June 15, 2017, July 3, 2017, August 18, 2017, August 23, 2017, September 1, 2017, September 25, 2017, October 4, 2017, October 20, 2017, October 23, 2017, October 25, 2017, October 27, 2017, November 3, 2017, November 16, 2017, November 17, 2017, December 4, 2017, December 12, 2017, December 19, 2017, December 21, 2017, December 27, 2017, January 5, 2018 and January 5, 2018.

We also incorporate by reference all additional documents that we file with the Securities and Exchange Commission under the terms of Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act that are made after the date of the initial registration statement but prior to effectiveness of the registration statement and after the date of this prospectus but prior to the termination of the offering of the securities covered by this prospectus. We are not, however, incorporating, in each case, any documents or information that we are deemed to furnish and not file in accordance with Securities and Exchange Commission rules.

You may request, and we will provide you with, a copy of these filings, at no cost, by calling us at (303) 794-2000 or by writing to us at the following address:

Riot Blockchain, Inc.
202 6th Street, Suite 401
Castle Rock, CO 80104
(303) 794-2000

PART II

 INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

The following table sets forth an estimate of the fees and expenses relating to the issuance and distribution of the securities being registered hereby, other than underwriting discounts and commissions, all of which shall be borne by the Registrant.  All of such fees and expenses, except for the SEC registration fee are estimated:

SEC registration fee	$13,117
Transfer agent's fees and expenses	$1,000
Legal fees and expenses	$10,000
Printing fees and expenses	$1,000
Accounting fees and expenses	$7,500
Miscellaneous fees and expenses	$1,383

Total	$34,000

Item 15. Indemnification of Officers and Directors.

Nevada Revised Statutes Sections 78.7502 and 78.751 provide us with the power to indemnify any of our directors and officers. The director or officer must have conducted himself/herself in good faith and reasonably believe that his/her conduct was in, or not opposed to, our best interests. In a criminal action, the director, officer, employee or agent must not have had reasonable cause to believe his/her conduct was unlawful.

Under Revised Statutes Section 78.751, advances for expenses may be made by agreement if the director or officer affirms in writing that he/she believes he/she has met the standards and will personally repay the expenses if it is determined such officer or director did not meet the standards.

Our Articles of Incorporation provide that our officers and directors shall be indemnified and held harmless to the fullest extent legally permissible under the laws of the State of Nevada against all expenses, liability and loss (including attorneys' fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by them in connection with any civil, criminal, administrative or investigative action, suit or proceeding related to their service as an officer or director. Such right of indemnification shall be a contract right which may be enforced in any manner desired by such person. We must pay the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by us. Such right of indemnification shall not be exclusive of any other right which such directors or officers may have or hereafter acquire.

Our Articles of Incorporation provide that we may adopt bylaws to provide at all times the fullest indemnification permitted by the laws of the State of Nevada, and may purchase and maintain insurance on behalf of any of officers and directors. The indemnification provided in our Articles of Incorporation shall continue as to a person who has ceased to be a director, officer, employee or agent, and shall inure to the benefit of the heirs, executors and administrators of such person.

Our Bylaws provide that a director or officer shall have no personal liability to us or our stockholders for damages for breach of fiduciary duty as a director or officer, except for damages for breach of fiduciary duty resulting from (a) acts or omissions which involve intentional misconduct, fraud, or a knowing violation of law, or (b) the payment of dividends in violation of Nevada Revised Statutes Section 78.3900.

II-1

Item 16.  Exhibits.

a) Exhibits.

Exhibit Number	Description of Document
3.1	Articles of Incorporation filed September 20, 2017 (Incorporated by reference from the Registrant's Current Report on Form 8-K, filed September 25, 2017)
3.2	Bylaws, effective September 20, 2017 (Incorporated by reference from the Registrant's Current Report on Form 8-K, filed September 25, 2017)
5.1	Opinion of counsel as to the legality of the securities being registered *
23.1	Consent of counsel (included in Exhibit 5.1) *
23.2	Consent of EisnerAmper LLP *
23.3	Consent of GHP Horwath, P.C.*
24.1	Power of Attorney (included on signature pages to the registration statement)*

 * Filed herewith.

Item 17. Undertakings.

(a)  The undersigned registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i), (a)(1)(ii), and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of the registration statement.

(2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on this Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Castle Rock, State of Colorado on the 5th day of January, 2018.

/s/ John R. O'Rourke
John R. O'Rourke
Chief Executive Officer (Principal Executive Officer)

/s/ Jeffrey G. McGonegal
Jeffrey G. McGonegal
Chief Financial Officer (Principal Financial and Accounting Officer)

POWER OF ATTORNEY

The Registrant and each person whose signature appears below hereby appoint John R. O'Rourke and Jeffrey G. McGonegal as their attorneys-in-fact, with full power of substitution, to execute in their names and on behalf of the Registrant and each such person, individually and in each capacity stated below, one or more amendments (including post-effective amendments and registration statements filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended and otherwise) to this Registration Statement as the attorney-in-fact acting on the premise shall from time to time deem appropriate and to file any such amendment to this Registration Statement with the Securities and Exchange Commission.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ John R. O'Rourke	Chief Executive Officer, Director	January 5, 2018
John R. O'Rourke	(Principal Executive Officer)

/s/ Jeffrey G. McGonegal	Chief Financial Officer	January 5, 2018
Jeffrey G. McGonegal	(Principal Financial and Accounting Officer)

/s/ Andrew Kaplan	Director	January 5, 2018
Andrew Kaplan

/s/ Eric So	Director	January 5, 2018
Eric So

/s/ Jason Les	Director	January 5, 2018
Jason Les

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